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                     TruServ Corporation
       Class A Common Stock, par value $100 per Share

                Supplement Dated July 1, 1997
                             to
               Prospectus Dated April 25, 1997


  The Merger of ServiStar Coast to Coast Corporation with and into TruServ (formerly Cotter & Company), as described in the Prospectus, became effective on July 1, 1997.